AMENDMENT TO THE
PLAYBOY, INC. AMENDED & RESTATED 2021 EQUITY AND INCENTIVE COMPENSATION PLAN

Playboy, Inc., a Delaware corporation (the “Company”), hereby adopts this amendment (the “Amendment”) to the PLAYBOY, INC. AMENDED & RESTATED 2021 EQUITY AND INCENTIVE COMPENSATION PLAN (the “Plan”), effective as of June 16, 2026.

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has determined that it is advisable and in the best interests of the Company for the Company to amend the Plan on the terms set forth in this Amendment.

NOW THEREFORE, BE IT RESOLVED, that:

Section 3(a)(i) of the Plan is hereby deleted in its entirety and is replaced with the following:

“Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed, in the aggregate, 14,262,364 shares of Common Stock (the “Overall Share Limit”). The Overall Share Limit shall be automatically increased on the first day of each fiscal year, beginning in 2022 and ending in 2031, by an amount equal to the lesser of (x) 4% of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (y) such smaller number of shares as determined by the Board. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.”

This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

Except as expressly modified herein, all terms, provisions and conditions of the Plan shall remain in full force and effect.